Exhibit (ar)
LIHIR MINING AREA LANDOWNERS ASSOCIATION INC.

P.O. Box 120, Lihir Island New Ireland Province Telephone No: (675) 986 4116 Facsimile No: (675) 986 4111 Email: lmala@lmala.com
Thursday, 27 August 2009
Lihir Island,
New Ireland Province
Dear Noel,
Subject: LETTER OF COMFORT
1. Introduction
Recitals

1.1 LGL:	Lihir Gold Limited seeks formal consent from the Lihir Mining Area Landowners Association (LMALA) to proceed with the Million Ounce Plant Upgrade (MOPU) project, and assurances that the project will proceed without disruption.

1.2 LGL:	Lihir Gold Limited has offered K40 million of the MOPU funds to assist LMALA gain authorization and uninterrupted access to undertake the MOPU project.

1.3 LGL:	Lihir Gold Limited initially offered the K40 million and expected it to be released over the three years of the MOPU project. LGL now understands and accepts that the funds may have to be released in good faith before formal landowner approval and consent can be obtained to commence the MOPU project.

1.4 LMALA:	Before LMALA can introduce new agreements and undertakings that will enable LMALA to seriously start awareness about MOPU, outstanding pre MOPU issues must be addressed by LGL. In particular the following:

- Putput Community Agreement and the 3 specific projects within that Agreement. (Relocation, Plant Site, Gorgor

- Physical Development Plan

- Alternate Financing System

1.5 LMALA:	LMALA have subsequently proposed to LGL its preferred approach to obtain the consents and assurances LGL seek. This includes upfront, rather than phased, access to all funds and an indication that funds will need to be made available to it before formal landowner consent can be obtained.

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1.6 LMALA:	LMALA has a proposed approach to the introduction of MOPU but believes this will be futile unless clause 1.4 in these recitals can be properly addressed in order to give the affected landowners the comfort they need to proceed with any new agreements and undertakings.
2. Purpose of this letter
The purpose of this letter is to clarify to LGL the strategy LMALA will employ to do all things reasonable to assure LGL that the MOPU project can proceed unhindered.
LMALA acknowledges that for LGL to make available to it K40 million of the funds, it needs comfort that the outcomes it seeks will be obtained, and the funds will be distributed in an appropriate manner.
The purpose of this letter is to provide both comfort and understanding to LMALA and LGL.
3. Overview of strategy to be adopted by LMALA
To assist in the effective dealings with its members, LMALA has commenced the strategy of forming a team which represents high profile landowners and, where required, specific block owners in each of the affected areas (“Specific Issue Companies”). The strategy includes areas currently affected and those who will be affected by virtue of the MOPU project including:

•	Caldera (Pit)		}

•	Balasie (Process Plant)

•	Kunaye (Airport)

•	Londolovit Weir

•	Town

•	Hurtol }			K40 Million

•	Sianos	Proposed Dam Area

•	Talies

•	Villages along the easement to Hurtol

•	Other affected areas or parties.
Attachment 1 is a map which outlines the corporate entities and the areas they represent. This does not include the proposed dam or the road easement areas as specific issue companies have not been formed for these areas yet.
Attachment 2 is a schedule detailing the specific details relevant to each block.
The strategy broadly involves establishing these Area Companies and working through them to reach agreement and ultimately obtain consent to MOPU, and uninterrupted operation.
4. Area Companies
a. The Area Companies — Ownership & Operation
The ownership of each Area Company will be allocated on the basis of

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Each block will be represented by a block executive. Where more than one block is held, there will be only one executive. All of the block executives (shareholders) for an area will collectively appoint a board of directors to oversee the activities of the Specific Issue Company (SIC), and this will include representatives from the executive of either Anitua or Lihir Business Services (LBS).
b. The Area Companies — Their Purpose
It is recognized that the SIC co-exist with clan based companies (with an area generally comprising more than one clan) and family or personal companies.
The purpose of the SIC is to provide one single commercial entity with whom LMALA, LBS and Anitua can deal. It is expected that this will reduce the occurrence of specific block owners acting in isolation and promote rationalization of funds and increased consistency in dealings.
LMALA recognize that the clan based companies continue to be the primary shareholders in the Anitua group and that the strategy being implemented over recent years aimed at Anitua is purely clan owned (rather than having individual shareholders) remains.
LMALA also recognize the continued and necessary existence of family owned businesses. The expectation is that the SIC will, as appropriate, provide financial resources to these family businesses subject to approval from the SIC board and executive. Attachment 3 outlines these relationships.
5. The process of obtaining consent
LMALA, LBS and Anitua have already commenced the process of meeting with area block owners and outlining the strategy to create and utilize the SIC. Consequently we believe the process has already started.
To support the strategy LMALA requires confirmed access to funding from LGL. These funds will form the seed funding that will be leveraged by the SIC to both generate ongoing income for its shareholders (the area block owners) and provide a source of funding for family companies seeking to capitalize on business opportunities.
Insofar as LGL addressing recital 1.4 and in return for the K40 million funding, LMALA will work diligently with the SIC to do everything reasonable to ensure LGL has the access it requires to undertake the MOPU project.
Attached (Attachment 4) is a copy of a presentation to the Saberte SIC that was instrumental in gaining support and consent to access the Kapit area for the stockpile relocation. Whilst this is not part of the MOPU project, it is indicative of the methodology LMALA will adopt with the Special Interest Companies.
a. The Agreements with Area Companies
Attached (Attachment 5) is a copy of one of the Agreements already in place with the Saberte (Kapit) SIC. Whilst this Agreement does not relate to the MOPU project, it is the model that has been introduced into the Caldera, Balasie, Londolovit and Kunaye SIC’s There is also a an Agreement between LMALA and the individual block executives (Attachment 6) for the Saberte SIC that in all likelihood would also be introduced into the MOPU SIC’s

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6. Timeframes

No	Action	Responsible	By When
1	Complete landowner identification at LMP	LGL
2	LMALA Chairman’s letter of comfort re the MOPU project	LMALA
3	Complete landowner identification along the Putput to Wurtol road for ME	LGL
4	Addressing of and LMALA acceptance of pre MOPU outstanding issues	LGL
5	LMALA Chairman’s approval of MOPU project	LMALA
6	Complete MOPU awareness along the Putput to Wurtol road	LMALA
7	Complete Compensation Agreement for Wurtol Lease for Mining Purposes	LGL/LMALA
8	Complete Compensation Agreement for Putput to Wurtol Mining Easement	LGL/LMALA
9	Wurtol Lease for Mining Purposes approval	LGL
10	Putput to Wurtol Mining Easement approval	LGL
Release of Funds by LGL
LMALA acknowledges that LGL requires visibility in regard to the use of the funds. This includes LMALA providing evidence that the SIC Directors are aware that the funds were provided by LGL and made available by virtue of MOPU. Such evidence will be provided by way of signed minutes of meetings.
LGL will release K20m of funds within 14 days of this letter, and will release a further K20m within 28 days from the date of this letter.
The funds shall be released as loans from LGL into the SIC accounts.
Any movement of the funds shall require three signatories of which a minimum of 2 must be “A” signatories and one “B” signatory. The chairman of the SIC board will be eligible as a “B” signatory and “A” signatories shall be from senior management personnel of both LBS and Anitua. No cheque shall be signed without duly completed cheque requisitions. All CAPEX expenditure must have unanimous board approval.
7. Use of funds
LGL acknowledge that expenses will be incurred as part of its efforts to obtain consent. LMALA will ensure that such expenses are appropriate, and paid from the K40m of funds available for MOPU.
LMALA acknowledges that LGL requires the funds, other than expenses, to be allocated solely to SIC and other affected areas that may be determined and agreed upon by both LMALA and LGL. LGL acknowledges that LMALA will determine the split of funds between the SIC’s.
8. Intention — Consent and Uninterrupted Operations
LMALA acknowledges that LGL seeks consent to proceed with the MOPU project uninterrupted.
Consent is understood to mean that the landowners of Lihir, through their representative LMALA, agree that the MOPU project can proceed unhindered. Such consent will be provided in writing, by me as Chairman of LMALA, with the expectation that it will be tabled by LGL with the Mineral Resource Authority (MRA). LMALA acknowledges that MRA will likely require the process by which LMALA obtained consent to be outlined and agree to provide such outline in writing if required.

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LMALA also acknowledges that LGL seeks uninterrupted operation. LMALA considers this means no disruption to ongoing operations or MOPU construction activities. Should any dispute occur, LMALA, Anitua and LBS will actively work to restore normal operations. Should any dispute occur that affects MOPU but is not relevant to any of the agreements and understandings that LMALA has with the SICs, then LGL will at its cost work with LMALA to rectify the issue, e.g. should an LGL vehicle run over a pig along the easement road to Wurtol then this would be outside of any understanding between LMALA and LGL in relation to MOPU.
LMALA wishes to see the MOPU project be given Government approvals from such entities as the DEC and the Environment Council as well as MRA and the MRA chaired State Team. As such LMALA will also assist LGL and lobby these entities where necessary for the approvals to be given in a timely manner.
9. Timing of Consent
LMALA acknowledges that consent to proceed with the MOPU project is a fundamental outcome giving rise to LGL’s preparedness to make available the K40 million.
As Chairman of LMALA, I confirm my stated view that following the rollout of the strategy to each of the affected areas, it is my expectation that consent will be given as soon as practical thereafter in accordance with the timetable outlined earlier in this letter.
10. Conclusion
We thank you for your demonstration in trust of LMALA by supporting our strategy and look forward to providing you with your desired outcomes.
Yours sincerely
Lihir Mining Area Landowners Association Inc
Chairman

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KUNAYE INVESTMENT
TOWN SPECIFIC ISSUE
LONDOLOVIT WEIR
SABERTE LTD
BALASIE LTD
CALDERA LTD
N

[redacted]

SPECIFIC ISSUES COMPANY BOUNDARIES
BUSINESS UNDER SPECIFIC ISSUES

- Balasie Ltd
- Caldera Ltd
- Kunaye Investment Ltd
- Londolovit weir Ltd
- Saberte Ltd
- Town Specific Issue Co

BOUNDARIES OF SPECIFIC ISSUE COMPANIES

LGL LIHIR GOLD LIMITED

LIHIR BUSINESS SERVICES

ATTACHMENT -1 KUNAME INVESTMENT TOWN SPECIFIC ISSUE LONDOLOVITWERSABERTE LTD CALERAL LTD BOUNDARIES OF SPECIFIC ISSUE COMPANIES LOOR BOLD LIMITED

CLAN COLOUR CODING
NAYAL
NISAL
NON CLAN
TINALEN
TINETALGO
UNAWOS
THE SIX(6) MAIN CLANS
1. UNAWOS
2. TINETALGO
3. NAYAL
5. TINALEN
6. NISAL
Note that, the other major Clan (Nibilk) do not have any land in within the SML6. The Non Clan which is referred to above, is the land owned by the Catholic Church & United church missions, they are free hold
Land Cleared And Purchased is in SHADED Parcel
LUISE HARBOUR
Harbour Base Stockpile
SML 6 BOUNDARY
Graph of: SIX_MAIN_CLAN_SUMMARY_GRAPH
NAYAL
NISAL
NON CLAN
TINETALGO
TINALEN
UNAWOS

LIHIR GOLD MINE

SML 6 - LANDHOLDING BY THE SIX MAIN CLAN DETAIL INFORMATION MAP

LIHIR ISLAND

N

LGL LIHIR GOLD LIMITED

MAP OF

CLAN LAND OWNERSHIP WITHIN SML 6

Project

ATACHMENT – 2 LIHIR GOLD MINE SML 6-JLANDHOLDING BY THE SIX MAIN CLAN DETAIL INFORMATION MAP LIHIR ISLAND

ATTHCHMENT t-3 KAPIT BLOCKOWERS K6-0 MILION LIHIR GOLOD LIMITED INCOME STREAMS INTEREST SABERTE LIMITED HIRE AGREEMETN ANITUA GROUP INCOME STREAMS ACCOMMONDATION ACCOMOODATION eARTHMOVING INVESTMENT FUND PURCHASE ASSETS FAMILY BUSINESSES PURCHASE ASSEST TOTAL

SABERTE ATTACHMENT – 4 ANITUA

MY TALK TODAY BACKGROUND SABERTE LIMITED SABERTE LIMITED THE MODEL INCOME OFR SABERTE & FAMILY BUSINESSES ANITUA THE FUTURE THE AGREEMENT ANITUA

Background

- LGL wishes to commence mining activities in the Kapit area.
- LGL has offered to provide [redacted] to help landowners from the area involve themselves in the supply of goods and services to the Kapit project.
- Saberte Limited has been established to facilitate this involvement.
- Anitua Mining Services has the expertise and equipment to undertake the activities on behalf of Saberte.

anitua

BACKGROUND LGL WISHES TO COMMENCE MINIG ACTIVITIES TIN THE KAPIT AREA. LGL HAS OFFERD TO PROVIDE TO HELP AANDOWNERS FROM THE AREA INVOLOVE THEMSELVES TO SAERTE LIMITD HAS BEEIN ESTABLISHED TO FACILITATE THIS INVOLVEMENT. ANITUA MINING SERVICES HAS THE EXPERTISE AND EQUIPMENT TO UNDERTAKE THE ACTIVETISES ON BEHALF OF SABERTE. ANITUA

Purpose:

- Today we seek to try and reach agreement between the Kapit landowners, Lihir Business Services and Anitua Mining Services to undertake earthmoving and mining activities in the Kapit area.

anitua

PURPOSE: TODAY WE SEEK TO TRY AND REACH AGREMENT BETWEN THE KAPIT LANDOWNERS, LIHIR BUSINESS SERCES AND ANITUA MINIG SERVICES TO UNDERTAKE EARTHMOVING AND MINING ACTIVITIES IN THE KAPTI AREA. ANITUA

SABERTE LIMITED: SABERTTE LTD ANITUA

Saberte Limited

- Incorporated in early 2009
- Represents all block owners from the Kapit area.
- Current founding directors are Joe Yesiat, Mel Tukata, Maryanne Winualin and Bruno Sasimua.
- Founding directors will either be endorsed or replaced
- Propose that each block will be issued with one share.
- Proposed that Management of Saberte's commercial and financial affairs be the responsibility of Lihir Business Services.

anitua

SABERTE LIMITED INCORPORTED IN EARLY 2009 PRPRESENT ALL BLACK OWNERS FROM THE KAPIT AREA. CURENT FOUNDING DIRECTORS ARE JOE YESIAT, MEL TUKATEA, MARYANNE WINUALIN AND BRUNO SASIMUA. FONDING DIRECTORS WILL EITHER BE ENDORSE OR REPLACED PROPOSE THAT EACH BLACK WILL BE ISSUED WITH ONE H SHARE PROPOSED THAT MANAGEMENT OF SABERTE’S COMMERCIALA AND FINANCILA AFFAIRS BE THE RESPONSIBILITY OF LIHIR BUSINESS SERVICES. ANITUA

PROPOSED MODEL ANITUA

Saberte Income From: Return on assets and equipment purchased by Saberte and hired to Anitua Mining Services Interest form the investment fund established using the advance from LGL Propose that Saberte will distribute income by way of rental payments to block owners.

Family Business Income From: ? Return on assets and equipment purchased by family businesses and hired to Anitua Mining Services anitua

Anitua is: ? 100% owned by Lihirians ? formed by Lihiria s for Lihirians ? Well managed ? A large company and growing ? The best vehicle to establish long term sustainable business for Lihirians anitua

Anitua exists to: ? develop sustainable business opportunities for Lihiriands provide common direction and common goals work closely with the Lihirians be the commercial arm of the Lihirians to maximize opportunities for Lihirians create a sustainable economy before mine closure anitua

Anitua Provides :strong leadership superior support services a safe working environment growth opportunities for Lihirians(on and off Lihir) existing systems and procedures a proven track record of success anitua

The Future : Working together is the nly way to ensure that the Kapit landowners maximise the opportunity that is in front of them. What we are offering is real and it’s available now. The mine life is already past the half way mark. Kapit must unite and capture their opportunities now to ensure a prosperous future. anitua

Thank you Any Questions? anitua anitua

ATTACHMENT — 5
LIHIR BUSINESS SERVICES
BETWEEN
Kapit Block-Executives
AND
Saberte Limited
AND
Lihir Mining Area Landowners Association Inc
AND
Anitua Mining Services Limited
AGREEMENT

BETWEEN
1.	All Executives (“the Executives”) of blocks of land generally located in the Kapit area of Lihir and identified on the map included herein at Appendix “A” of the first part;

2.	Saberte Limited (“Saberte”) of the second part;

3.	Lihir Mining Area Landowners Association Inc. (“LMALA”) of the third part; and,

4.	Anitua Mining Services Limited (“Anitua”) of the fourth part.
WHEREAS
1.	The Executives are rightfully empowered to make decisions regarding the blocks of land to which they have been appointed to the position of Block Executive.

2.	Saberte has been established to represent the interests of customary landowners of the blocks of land contemplated herein.

3.	The founding Shareholders and Directors of Saberte are Joe Yesiat, Mel Tukata, Maryanne Winualin, and Bruno Sasimua.

4.	LMALA represents the interests of customary landowners affected by the development and operations of Lihir Gold Limited (“LGL”).

5.	Anitua operates a mining-services, heavy-equipment hire, and civil construction business.

6.	LGL wishes to commence mining and associated activities in the Kapit area and has agreed Anitua be engaged to undertake much of the work required.

7.	The Parties hereto wish to organize themselves to participate in the supply of goods and services to LGL and have agreed to do along the lines outlined in this Agreement.
THE PARTIES AGREE AS FOLLOWS
1.	This Agreement begins on 1st July 2009 and shall continue until agreed in writing by all Parties.

2.	Immediately after signing of this Agreement the Directors of Saberte shall meet and:
2.1	approve the allotment of one share in the Company to each of the Executives;

2.2	seek endorsement of their appointment as Directors of the Company or (where necessary) appoint replacement Directors;
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2.3	resolve to appoint Lihir Business Services Limited to be responsible for the management of the Company’s commercial and financial affairs;

2.4	resolve to adopt a business plan prepared for Saberte by Lihir Business Services;

2.5	resolve to request that funds offered by LGL to promote business development activities in the Kapit area be made to Saberte;

2.6	resolve to utilize funds provided by LGL to establish a fund which can be utilized to guarantee loans and financial facilities for Saberte and businesses owned by the families of customary landowners of Kapit.
3.	Anitua will assist Saberte and the landowners of Kapit to identify and acquire assets and equipment and will enter into hire agreement to use the assets and equipment to carry out its obligations to LGL

4.	Dispute Resolution
4.1	In the event of a dispute between any of the Parties, any Party may request the President of the PNG Chamber of Mines to appoint a suitably qualified person to arbitrate over the dispute and the decision of the suitably qualified person shall be binding on all Parties.

4.2	During the course of any dispute, no Party shall take any action or do anything what- so-ever which in anyway disrupts the business or affairs of another Party and in the event any disruption does take place; the suitably qualified person described at Clause (5.1) shall be empowered to assess damages.

Signed as an AGREEMENT:

by the said:

Executive Block 13	Executive Block 14,28	Executive Block 15

Executive Block 16,811,292,	Executive Block 17,21	Executive Block 18

Executive Block 19,23	Executive Block 20
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on behalf of SABERTE LIMITED by:

Name:

Position:	DIRECTOR

In the presence of:		Signature of authorised person

Signature of Witness:

Full Name of Witness:

on behalf of LIHIR MINING AREA LANDOWNERS’
ASSOCIATION INC. by:

Name:

Position:	Chairman	Signature of authorised person

In the presence of:

Signature of Witness:

Full Name of Witness:

on behalf of ANITUA MINING SERVICES LIMITED
by:

Name:

Position:	GENERAL MANAGER
Signature of authorised person

In the presence of:

Signature of Witness:

Full Name of Witness:
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APPENDIX “A”
THIS IS THE MAP REFERED TO IN THIS AGREEMENT AND WHICH IDENTIFIES THE BLOCKS COVERED BY THIS AGREEMENT.
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ATTACHMENT — 6
MEMORANDUM OF AGREEMENT
BETWEEN

LIHIR MINING AREAS LANOWNERS ASSOCIATION INC.

AND
CLEMENT SENIS OF BLOCK NO.# [397]

1

MEMORANDUM OF AGREEMENT Dated the 1st day of August 2009

BETWEEN	LIHIR MINING AREA LANDOWNERS ASSOCIATION INC. (LMALA,) an association incorporated in Papua New Guinea and having its registered office at the LMALA Office Complex, Londolovit Township, Lihir Island, New Ireland Province.

AND	being Block Executive of the parcel of land known as BLOCK No.# 397]care of P O Box 20, Lihir Island, New Ireland Province
RECITALS
A.	LMALA was incorporated as the Landowner association with the major obligation to protect and advocate the interests of all the landowners whose land which be affected by the activities of the Lihir Gold Project.

B.	All the landowners of land that are and will be affected by the activities of the Lihir Gold Project became members of LMALA since it was incorporated and established.

C.	LMALA advocated unity among the landowners particularly block owners of all land which were affected by the operation of the Lihir Gold Project for the last 14 years. It was the sole voice of the land owners that was recognized by law and all the stakeholders of the Lihir Project including the State, Lihir Gold Limited (LGL), New Ireland Province and the Nimamar Rural Local Level Government.

D.	A splinter group now threatens to split the members of LMALA and has caused disharmony between the members of LMALA and its leadership.

E.	LMALA wish to ensure that all its members are still united with one voice as per the terms and condition of this Memorandum of Agreement.
TERMS:
1. Acknowledgement
The parties acknowledged that some elements of its members have tried and have continued to try and disturb the solidarity and unity of its members by attempting to incorporate another landowner association and subsequently landowner company to represent the Kapit Stockpile blockowners separate from LMALA and Anitua Limited.
2. Committent by LMALA

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LMALA hereby undertake and commit to:
•	Continue to keep, uphold and protect the unity of its members and solidarity among its members.

•	Continue to be the sole, legal and genuine voice of the landowners on whose land the Lihir Project is operating in relation to dealing with landowners issues, grieviances or queries.

•	Continue to be the place where all landowner queries and issues are raised and advocated and resolved with the relevant stakeholders especially the State, LGL, New Ireland Provincial Government and the Nimamar Rural Local Level Government.
3. Commitment by Blockowner
The Blockowner being the Block Executive of the parcel of land known as                      and identified on the map as Block No: [397] within the                      Area and having the authority to act for and on behalf of my clan members who are also members of Block No      hereby declare that:
•	we shall remain and shall always remain members of the LMALA; and

•	my clan members do not support and will not support the formation of the new association;

•	LMALA shall be the place where all our issues, greiviances and queries are raised, refferred and resolved;

•	as members of LMALA we give our mandate to the Leadership of LMALA keep, uphold and protect our interests.
4. AMENDMENT
This agreement may only be waived, varied, modified, amended or added to by agreement in writing signed by both Parties.
5. DURATION
The undertakings and declarations under this agreement subsist for the duration of the term of this Agreement which shall be the life of the Lihir Gold Project.
6. GOVERNING LAW AND JURISDICTION
This agreement must be construed in accordance with the laws of Papua New Guinea and both Parties submit to the non-exclusive jurisdiction of Courts of Papua New Guinea in relation to any dispute arising out of or in connection with this agreement.
7. SEVERABILITY AND LAW

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Any part or all of any provision of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining provisions of this agreement continue in force.
8. COUNTERPARTS
This agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.
EXECUTED as an agreement

SIGNED for and on behalf of LMALA	)
by the Chairman in accordance with	)
the provisions of its constitution	)

SIGNED by [CLEMENT SENIS]
who execute this Agreement in		)
the presence of:		)

Signature of Witness

Name of the Witness

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